UNDERWRITING AGREEMENT

May 19, 2004

Dynamic Oil & Gas, Inc.
230-10991 Shellbridge Way
Richmond, British Columbia V6X 3C6

Attention:	Mr. Wayne J. Babcock
President and Chief Executive Officer

Dear Sirs:

RE:	Issue and Sale of Flow-Through Shares and, subject to the exercise of the Underwriter’s Option, Common Shares

Octagon Capital Corporation and Raymond James Ltd. (the “Underwriters”) understand that Dynamic Oil & Gas, Inc. (the “Corporation”) proposes to sell and issue 2,000,000 Common Shares to be issued to subscribers on a flow-through basis (“Flow-Through Shares”) and, subject to exercise by the Underwriters of the Underwriters’ Option, up to an additional 400,000 Common Shares on a non “flow-through” basis (such Common Shares in respect of which the Underwriters’ Option is exercised referred to as the “Option Shares” and the Flow-Through Shares and the Option Shares being collectively referred to as the “Offered Shares”).

Subject to the terms and conditions hereof, the Underwriters agree to purchase, as principal, and the Corporation agrees to issue and sell to the Underwriters, on the Closing Date (as defined in paragraph 1) at a price of $5.60 per Flow-Through Share, 2,000,000 Flow-Through Shares for an aggregate consideration of $11,200,000. In addition, subject to the terms and conditions hereof, the Corporation grants to the Underwriters an option as set out in paragraph 30 (the “Underwriters’ Option”), exercisable in full or in part, to purchase up to 400,000 Common Shares at a price of $4.55 per Common Share for additional aggregate gross proceeds of up to $1,820,000. It is understood that prior to the Closing Time (as defined in paragraph 1) the Underwriters will endeavor to arrange for substitute purchasers to purchase the Offered Shares in the place and stead of the Underwriters at the Closing Time and that such substitute purchasers for Flow-Through Shares shall be entitled to the flow-through benefits of the Flow-Through Shares (as described in paragraph 7) as the initial and beneficial purchasers thereof. The Underwriters shall be entitled in connection with the offering and sale of the Offered Shares to retain as sub-agents other registered securities dealers and may receive (for delivery to the Corporation at the Closing Time) subscriptions for Offered Shares from Subscribers from other registered dealers. The fees payable to such sub-agents shall be for the account of the Underwriters.

In consideration for its services hereunder, including the ancillary service of acting as financial advisors to the Corporation in respect of the issue of the Offered Shares and advising on the terms and conditions of the subject private placement, the Underwriters shall be entitled to the fee provided for in paragraph 10, which fee shall be payable from the general corporate funds of the Corporation or proceeds from the sale of Option Shares, if any, at the time specified in paragraph 10. For greater certainty, the services provided by the Underwriters in connection herewith will not be subject to Goods and Services Tax provided for in the Excise Tax Act (Canada) and taxable supplies will be incidental to the exempt financial services provided.

The following are the terms and conditions of this agreement:

1.	Definitions:

In this agreement:

(a)	“Applicable Securities Laws” includes, collectively, all applicable securities laws, rules, regulations, notices, policies and similar instruments;

(b)	“Business Day” means a day which is not Saturday, Sunday or a legal holiday in the City of Vancouver;

(c)
“Canadian Exploration Expense(s)” or “CEE” means Canadian exploration expense as described in paragraphs (a) and (d) of the definition of “Canadian exploration expense” in subsection 66.1(6) of the Tax Act or that would be included in paragraph (h) of that definition if the reference therein to paragraphs (a) to (d) and (f) to (g.1) was a reference to paragraphs (a) and (d), excluding amounts which are prescribed to constitute “Canadian exploration and development overhead expense” under the Tax Act, the amount of any assistance described in paragraph 66(12.6)(a) of the Tax Act, and any geophysical cost described in paragraph 66(12.6)(b.l) of the Tax Act;

(d)	“Closing Date” means May 19, 2004 or such other date or dates as the Underwriters and the Corporation may agree;

(e)	“Closing Time” means 7:30 a.m. (Vancouver time), or such other time, on the Closing Date, as the Underwriters and the Corporation may agree in writing;

(f)	“Commitment Amount” means the amount equal to $5.60 multiplied by the aggregate number of Flow-Through Shares subscribed and paid for pursuant to the Subscription Agreements for Flow-Through Shares;

(g)	“Common Shares” means the common shares in the capital of the Corporation;

(h)	“Corporation” means Dynamic Oil & Gas, Inc., a body corporate incorporated under the laws of the Province of British Columbia;

(i)	“Corporation's counsel” means Irwin, White & Jennings, or such other legal counsel as the Corporation, with the consent of the Underwriters, may appoint;

(j)	“Documents” means, collectively:

(i) the 2003 Annual Report of the Corporation;

(ii) the Annual Information Form of the Corporation dated May 17, 2004;

(iii) the Management Proxy Circular of the Corporation dated May 5, 2004;

(iv) the Financial Statements; and

(v) all material change reports and all press releases of the Corporation filed since December 31, 2003.

(k)	“Due Diligence Session” has the meaning ascribed thereto in subparagraph 7(a);

(l)	“Exchanges” means the Toronto Stock Exchange and NASDAQ;

(m)	“Expenditure Period” means the period commencing on the date of acceptance of the Subscription Agreements and ending on the earlier of:

(i) the date on which the Commitment Amount has been fully expended in accordance with the terms of the of the Subscription Agreements; and

(ii) December 31, 2005;

(n)
“Financial Statements” means, collectively, the audited financial statements of the Corporation as at and for the year ended December 31, 2003 and the unaudited interim financial statements of the Corporation as at and for the period ended March 31, 2004;

(o)	“Sproule” means Sproule Associates Limited, independent petroleum engineering consultants of Calgary, Alberta;

(p)	“Sproule Report” means the report of Sproule dated April 6, 2004 and effective January 1, 2004 relating to all of the oil and natural gas properties of the Corporation as at such date;

(q)	“MI 45-102” means Multilateral Instrument 45-102 (Resale of Securities);

(r)	“Offered Shares” means Flow-Through Shares and Option Shares;

(s)	“principal business corporation” means a principal-business corporation as defined in subsection 66(15) of the Tax Act;

(t)
“Public Record” means all information filed with the Securities Commissions, including without limitation, the Documents and any other information filed with any Securities Commission in compliance, or intended compliance, with any Applicable Securities Laws of the Selling Jurisdictions;

(u)	“Qualifying Expenditures” means expenses that are CEE at the date they are incurred;

(v)	“Securities Commissions” means the securities commissions or similar regulatory authorities in the Selling Jurisdictions;

(w)	“Selling Jurisdictions” means the provinces of Alberta, British Columbia, and Ontario;

(x)	“Subscriber” means any person who executes a Subscription Agreement which is accepted by the Corporation;

(y)	“Subscription Agreements” means the agreements to be entered into between the Subscribers of Offered Shares and the Corporation;

(z)	“subsidiary” means a subsidiary of the Corporation within the meaning of the Business Corporations Act (British Columbia);

(aa)
“Swaps” means any transaction which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-

currency rate swap transaction, currency option, forward sale, exchange traded futures contract or any other similar transaction (including any option with respect to any of these transactions or any combination of these transactions);

(bb)	“Tax Act” means the Income Tax Act (Canada), R.S.C. 1985, c.l (5th Supp.), together with any and all regulations promulgated thereunder, as amended from time to time;

(cc)	“Underwriters” means Octagon Capital Corporation and Raymond James Ltd.; and

(dd)	“Underwriters' counsel” means Burstall Winger LLP, or such other legal counsel as the Underwriters, with the consent of the Corporation, may appoint.

“misrepresentation”, “material change” and “material fact” shall have the meanings ascribed thereto under the Applicable Securities Laws of the Selling Jurisdictions; “distribution” means “distribution” or “distribution to the public”, as the case may be, as defined under the Applicable Securities Laws of the Selling Jurisdictions; and “distribute” has a corresponding meaning.

2.	The Corporation agrees that the Offered Shares will be duly and validly created and, upon receipt of full payment therefor, issued as fully paid and non-assessable.

3.
The subscription funds for the Offered Shares will be released to the Corporation at the Closing Time and the Corporation agrees such funds will be dealt with in accordance with the terms of the Subscription Agreements.

4.	Each of the Underwriters severally and not jointly covenants and agrees with the Corporation that it will:

(a)
conduct activities in connection with the proposed offering and sale of the Offered Shares in compliance with all Applicable Securities Laws in the Selling Jurisdictions and, without limitation, agrees that it will not make available to prospective purchasers of the Offered Shares any document or material which would constitute, or require the Corporation to prepare, an offering memorandum as defined under Applicable Securities Laws in the Selling Jurisdictions; and

(b) not solicit subscriptions for the Offered Shares, trade in Offered Shares or otherwise do any act in furtherance of a trade of Offered Shares outside of the Selling Jurisdictions.

5.
The Underwriters agree to obtain from each Subscriber an executed Subscription Agreement and deliver such Subscription Agreements to the Corporation. In addition, the Underwriters agree to obtain from each Subscriber such forms, questionnaires and undertakings as may be required by the Exchanges and such other forms as may be required by the Securities Commissions or the Exchanges and provided by the Corporation to the Underwriters for delivery hereunder.

6.	The Corporation represents and warrants to the Underwriters, and acknowledges that the Underwriters are relying upon such representations and warranties, that:

(a)
the Corporation has been duly incorporated and organized and is validly subsisting under the laws of British Columbia and has all requisite corporate authority and power to carry on its business, as now conducted and as presently proposed to be conducted by it, and to own, lease and operate its properties and assets;

(b) the Corporation is qualified to carry on business and is validly existing under the laws of each jurisdiction in which it carries on a material portion of its business;

(c)	the Corporation has no subsidiaries;

(d)
the Corporation has full corporate power and authority to issue the Offered Shares and to incur and renounce to the Subscribers for Flow-Through Shares Qualifying Expenditures in an amount equal to the Commitment Amount; and at the Closing Date, the Offered Shares will be duly and validly authorized, allotted and reserved for issuance and will, upon receipt of full payment therefor, be validly issued as fully paid and non assessable shares;

(e)
the Corporation is not in default or breach of, and the execution and delivery of, and the performance of and compliance with the terms of, this agreement or the Subscription Agreements and the performance of any of the transactions contemplated hereby and thereby by the Corporation do not and will not result in any breach of, or constitute a default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will result in a breach of or constitute a default under any applicable laws or any term or provision of the notice of articles or articles or resolutions of the directors or shareholders of the Corporation, or any mortgage, note, indenture, contract, agreement (written or oral), instrument, lease or other document to which the Corporation is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to the Corporation, which default or breach might reasonably be expected to materially adversely affect the business, operations, capital or condition (financial or otherwise) of the Corporation or its respective properties or assets;

(f)
the Corporation has full corporate power and authority to enter into this agreement and the Subscription Agreements and to perform its obligations set out herein and therein, and this agreement has been, and each of the Subscription Agreements will, on the Closing Date, be duly authorized, executed and delivered by the Corporation, and this agreement is, and the Subscription Agreements will, on the Closing Date, be legal, valid and binding obligations of the Corporation enforceable against the Corporation in accordance with their respective terms, subject to the general qualifications that:

	(i)	the enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws of general application affecting creditors' rights;

	(ii)	equitable remedies, including the remedies of specific performance and injunctive relief, are available only in the discretion of the applicable court;

	(iii)	the equitable or statutory powers of the courts in Canada to stay proceedings before them and the execution of judgments;

	(iv)	rights to indemnity and contribution hereunder may be limited or unavailable under applicable law,

and such other qualifications as may be set out in the opinion of Corporation’s counsel referred to in subparagraph 8(a);

(g)
there has not been any material change in the assets, liabilities or obligations (absolute, contingent or otherwise) of the Corporation from the position set forth in the Financial Statements other than as disclosed in the Documents and there has not been any adverse material change in the business, operations, capital or condition (financial or otherwise) or results of the operations of the Corporation since December 31, 2003 which has not been disclosed in the Public Record; and since that date there have been no material facts, transactions, events or occurrences which could materially adversely affect the capital, assets, liabilities (absolute, accrued, contingent or otherwise), business, operations or condition (financial or otherwise) or results of the operations of the Corporation which have not been disclosed in the Public Record;

(h)
the Financial Statements fairly present, in accordance with generally accepted accounting principles in Canada, consistently applied, the financial position and condition of the Corporation at the dates thereof and the results of the operations of the Corporation for the periods then ended and reflect all assets, liabilities and obligations (absolute, accrued, contingent or otherwise) of the Corporation as at the dates thereof;

(i)
there are no actions, suits, proceedings or inquiries, including, to the best of the Corporation's knowledge, information and belief, after due inquiry, pending or threatened against or affecting the Corporation at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality which in any way materially adversely affects, or may in any way materially adversely affect, the assets, business, operations or condition (financial or otherwise) of the Corporation or which affects or may affect the distribution of the Offered Shares;

(j)	the Corporation is not a party to or bound by any agreement of guarantee of the obligations or liabilities (contingent or otherwise) of indebtedness of any other person;

(k)
the Corporation does not have any loans or other indebtedness which have been made to or from any of its shareholders, officers, directors or employees or any other person not dealing at arm's length with the Corporation that are currently outstanding other than as disclosed in the Documents;

(l)
the information and statements set forth in the Public Record, as they relate to the Corporation, were true, correct, and complete and did not contain any misrepresentation, as of the respective dates of such information or statements, and no material change has occurred in relation to the Corporation which is not disclosed in the Public Record, and the Corporation has not filed any confidential material change reports which continue to be confidential;

(m)
the authorized capital of the Corporation consists of 60,000,000 Common Shares of which, as of the date hereof, 22,207,311 Common Shares are outstanding, which Common Shares were validly issued and are outstanding as fully paid and non-assessable shares;

(n)
other than pursuant to the provisions of this agreement, and other than options to purchase 1,659,634 Common Shares held by directors, officers, employees and consultants of the Corporation as at the date hereof, no person, firm, corporation or other entity holds any securities convertible or exchangeable into securities of the Corporation or has any agreement, warrant, option, right or privilege (whether pre-emptive or contractual) being or capable of becoming an agreement for the purchase, subscription or issuance of any unissued shares, securities (including convertible securities) or warrants of the Corporation;

(o)	the Corporation has duly and on a timely basis filed all tax returns required to be filed by it, has paid all taxes due and payable by it and has paid all assessments and re-

assessments and all other taxes, governmental charges, penalties, interest and other fines due and payable by it and which are claimed by any governmental authority to be due and owing and adequate provision has been made for taxes payable for any completed fiscal period for which tax returns are not yet required and there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return or payment of any tax, governmental charge or deficiency by the Corporation and to the best of the Corporation's knowledge, information and belief, after due inquiry, there are no actions, suits, proceedings, investigations or claims threatened or pending against the Corporation in respect of taxes, governmental charges or assessments or any matters under discussion with any governmental authority relating to taxes, governmental charges or assessments asserted by any such authority;

(p)
the issued and outstanding Common Shares are listed and posted for trading on the Exchanges, the Corporation is in compliance with the by-laws, rules and regulations of the Exchanges in all material respects and all necessary action has been taken by the Corporation for the approval of issue of the Offered Shares on the Exchanges and the listing of the Offered Shares on the Exchanges, subject to usual post closing filings in accordance with the requirements of such Exchanges;

(q)	the minute books of the Corporation is true and correct and contain the minutes of all meetings and all the resolutions of directors and shareholders thereof as at the date hereof;

(r)
the Corporation is a “reporting issuer” or has equivalent status in each of the provinces of British Columbia and Ontario within the meaning of the Applicable Securities Laws in such provinces and is not in default in any material respect of any requirements of Applicable Securities Laws thereof;

(s)	CIBC Mellon Trust Company at its principal offices in the cities of Vancouver and Toronto is the duly appointed registrar and transfer agent of the Corporation with respect to its Common Shares;

(t)
except to the extent that any violation or other matter referred to in this subparagraph does not have a material adverse effect on the Corporation, the Corporation has conducted and is conducting its business in compliance in all material respects with all applicable laws, rules and regulations and, in particular, all applicable licensing and environmental legislation, regulations or by-laws or other lawful requirements of any governmental or regulatory bodies applicable to the Corporation of each jurisdiction in which it carries on business and holds all licenses, registrations and qualifications in all jurisdictions in which it carries on business which are necessary or desirable to carry on the business of the Corporation as now conducted and as presently proposed to be conducted, and all such licenses, registrations or qualifications are valid and existing and in good standing and none of such licenses, registrations or qualifications contains any burdensome term, provision, condition or limitation which has or is likely to have any material adverse effect on the business of the Corporation as now conducted or as proposed to be conducted;

(u)
except to the extent that any violation or other matter referred to in this subparagraph does not have a material adverse effect on the Corporation, any and all operations of the Corporation, and to the best of the Corporation's knowledge, any and all operations by third parties on or in respect of the assets and properties of the Corporation, have been conducted in accordance with good oilfield practices;

(v)	except to the extent that any violation or other matter referred to in this subparagraph does not have a material adverse effect on the Corporation:

(i)
the Corporation is not in violation of any applicable federal, provincial, municipal or local laws, regulations, orders, government decrees or ordinances with respect to environmental, health or safety matters (collectively, “Environmental Laws”);

	(ii)	the Corporation has operated its business at all times and has received, handled, used, stored, treated, shipped and disposed of all contaminants without violation of Environmental Laws;

(iii)
there have been no spills, releases, deposits or discharges of hazardous or toxic substances, contaminants or wastes into the earth, air or into any body of water or any municipal or other sewer or drain water systems by the Corporation or its subsidiaries that have not been remedied;

	(iv)	no orders, directions or notices have been issued and remain outstanding pursuant to any Environmental Laws relating to the business or assets of the Corporation or its subsidiaries;

(v)
the Corporation has not failed to report to the proper federal, provincial, municipal or other political subdivision, government, department, commission, board, bureau, agency or instrumentality, domestic or foreign (“Government Authority”) the occurrence of any event which is required to be so reported by any Environmental Law; and

(vi)
the Corporation holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of its business and the ownership and use of its assets, all such licenses, permits and approvals are in full force and effect, and except for notifications and conditions of general application to assets of reclamation obligations under the Environmental Protection and Enhancement Act (Alberta) and similar legislation in any other jurisdiction in which it conducts its business, the Corporation has not received any notification pursuant to any Environmental Laws that any work, repairs, constructions or capital expenditures are required to be made by it as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto, or that any license, permit or approval referred to above is about to be reviewed, made subject to limitation or conditions, revoked, withdrawn or terminated;

(w)
in respect of the assets and properties of the Corporation that are operated by the Corporation, the Corporation holds all valid licenses, permits and similar rights and privileges that are required or necessary under applicable law to operate the assets and properties of the Corporation and its subsidiaries as presently operated;

(x)
other than this Agreement and as set forth in Schedule “A” hereto, there are no material contracts or agreements which contain, create or may create any material obligation to the Corporation or from which they derive or could derive any material benefit or which are required by the Corporation to carry on its business as now conducted by it or as is now proposed to be carried on by it. For the purposes of this representation and warranty, contracts shall be deemed to give rise to a material obligation that provide for expenditures by the Corporation for an aggregate of more than $100,000 during any 12 months period;

(y)
except as set forth in Schedule “B” hereto, the Corporation is not a party to any contracts of employment which may not be terminated on one month’s notice or less or which provide for payments occurring on a change of control of the Corporation;

(z)	Schedule “C” hereto sets forth all of the Swaps that the Corporation currently has outstanding, together with the details thereof;

(aa)
to its knowledge, neither the Corporation nor any of its shareholders is a party to any unanimous shareholders agreement, pooling agreement, voting trust or other similar type of arrangements in respect of outstanding securities of the Corporation;

(bb)
the Public Record does not contain any untrue statement of a material fact nor does it omit to state a material fact that is required to be stated, or omit to state a material fact that is necessary to be stated, in order for the statement not to be misleading and they comply with Applicable Securities Laws;

(cc)
none of the Securities Commissions, the Exchanges nor any other securities commission, stock exchange, or similar regulatory authority has issued any order preventing or suspending trading of any securities of the Corporation; the Corporation is not in default of any requirement of Applicable Securities Laws of the Selling Jurisdictions that would have a material adverse effect on this offering or the Corporation and, assuming the truth of the representations and warranties of the Subscribers in the Subscription Agreements, the Corporation is entitled to avail itself of the applicable prospectus exemptions available under the Applicable Securities Laws of the Selling Jurisdictions in respect of the trades in the Offered Shares to Subscribers as contemplated by this agreement;

(dd)	to the knowledge of the Corporation, no insider of the Corporation has a present intention to sell any securities of the Corporation held by it;

(ee)
the Corporation made available to Sproule, prior to the issuance of the Sproule Report, for the purpose of preparing such report, all information requested by Sproule, which information did not contain any material misrepresentation at the time such information was so provided. The Corporation has no knowledge of a material adverse change in any information provided to Sproule since that date. The Corporation believes that the Sproule Report reasonably presented the quantity and pre-tax present worth values of estimated oil and gas reserves attributable to the properties evaluated therein as at the date stated therein based upon information available at the time the Sproule Report was prepared and the assumptions as to commodity prices and costs contained therein.

Sproule has not re-evaluated any of the reserves of the Corporation since the Sproule Report;

(ff)
the Corporation is not aware of any defects, failures or impairments in the title of the Corporation or any subsidiaries to its or their oil and gas properties, whether or not an action, suit, proceeding or inquiry is pending or threatened and whether or not discovered by any third party, which in aggregate could have a material adverse effect on: (A) the quantity and pre-tax present worth values of the oil and gas reserves of the Corporation and its subsidiaries shown in the Sproule Report; (B) the current production of the Corporation or its subsidiaries; or (C) the current cash flow of the Corporation;

	(gg)	the Corporation is a principal business corporation;

(hh)
upon issuance pursuant to the provisions of the Subscription Agreements, the Flow- Through Shares will be “flow-through shares” as defined in subsection 66(15) of the Tax Act and such Flow-Through Shares will not constitute “prescribed shares” for the purpose of Regulation 6202.1 of the Regulations to the Tax Act;

(ii)
no consents, approvals, authorizations or orders are required under the laws of any jurisdiction or of any court or governmental agency or body of any stock exchange applicable to the Corporation (except those contemplated herein and those that have been obtained) to ensure that the Common Shares, when issued will constitute “Common Shares” within the meaning of subsection 66(15) of the Tax Act.

(jj)
except as disclosed in the Public Record, the Corporation has not entered into any transaction which is or may reasonably be expected to be material to the Corporation and which is not in the ordinary course of business;

(kk)
the Corporation has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder's fees, agents' commission or other forms of compensation with respect to the transactions contemplated herein for which the Corporation will have any liability or obligation except as provided herein;

(ll)
the representations and warranties of the Corporation in the Subscription Agreements are true and correct and the Corporation shall comply with all of the covenants and agreements made by it in the Subscription Agreements;

(mm)
the Corporation has not entered into any further agreements to incur or renounce Qualifying Expenditures or made any covenants to any parties that would restrict the Corporation from entering into the Subscription Agreements and agreeing to incur and renounce Qualifying Expenditures in accordance with the Subscription Agreements for Flow-Through Shares;

(nn)
the responses given by the Corporation in the Due Diligence Session shall be true and correct in all material respects as at the time such responses are given and such responses taken as a whole shall not omit any material fact or information necessary to make any responses not misleading in light of the circumstances in which such responses were given; and

	(oo)	the Corporation has not completed any private placements that would disentitle the Corporation to rely on any exemptions contemplated by the Subscription Agreements.

7.	The Corporation further covenants and agrees as follows:

(a)
that prior to the Closing Date, the Corporation shall allow the Underwriters to conduct all due diligence which the Underwriters may reasonably require; in this regard, without limiting the scope of the due diligence inquiries the Underwriters may conduct, the Corporation shall make available its directors, senior management, independent engineers and auditors to answer any questions which the Underwriters may have and to participate in one or more due diligence sessions to be held prior to the Closing Time (the “Due Diligence Session”); the Underwriters shall distribute a list of written questions to be answered in advance of such Due Diligence Session and the Corporation shall provide written responses to such questions and shall use its best efforts to have its auditors and independent engineers provide written responses to such questions in advance of the Due Diligence Session;

(b)
to comply with all requirements of the Exchanges in connection with the issuance and listing of the Offered Shares on the Exchanges including filing of all necessary documentation in accordance with the requirements of the Exchanges in connection with the listing of the Offered Shares on the Exchange;

(c)
it will enter into a Subscription Agreement with each Subscriber for Flow-Through Shares pursuant to which it will, among other things, agree to incur and, effective on or before December 31, 2004, renounce as CEE, in accordance with the Tax Act to each of the Subscribers for Flow-Through Shares Qualifying Expenditures incurred or to be incurred during the Expenditure Period in an amount equal in the aggregate to the Commitment Amount;

(d)
during the period commencing with the date hereof and ending on the conclusion of the distribution of the Offered Shares, it will promptly provide to the Underwriters, for review by the Underwriters and the Underwriters’ counsel, prior to filing or issuance of the same, any proposed public disclosure document, including without limitation, any financial statements of the Corporation, report to shareholders, information circular or any press release or material change report, subject to the Corporation's obligations under Applicable Securities Laws to make timely disclosure of material information, and the Underwriters agree to keep such information confidential until it is disseminated into the marketplace, and any press release issued by the Corporation concerning the offering of Offered Shares unless it is issued after the Closing Time shall be marked, at the top of the press release, as follows: “NOT FOR DISTRIBUTION TO U.S. NEWSWIRE

SERVICES OR FOR DISSEMINATION IN THE UNITED STATES”;

(e)
during the period commencing with the date hereof and ending on the conclusion of the distribution of the Offered Shares, the Corporation will promptly inform the Underwriters of the full particulars of any material change (actual, anticipated or threatened) in the business, operations, capital or condition (financial or otherwise) of the Corporation or its properties or assets, provided that if the Corporation is uncertain as to whether a material change of the nature referred to in this subparagraph has occurred, the Corporation shall promptly inform the Underwriters of the full particulars of the occurrence giving rise to the uncertainty and shall consult with the Underwriters as to whether the occurrence is of such a nature;

(f)
during the period commencing with the date hereof and ending on the conclusion of the distribution of the Offered Shares, the Corporation will promptly inform the Underwriters of (i) the receipt by the Corporation of any communication from any Securities Commission or similar regulatory authority, the Exchanges or any other competent authority relating to the Corporation (or any of its directors or officers), the Common Shares or the distribution of the Offered Shares contemplated hereunder; and (ii) the issuance by any Securities Commission or other securities commissions or similar regulatory authority or by any other competent authority of any order to cease or suspend trading of any securities of the Corporation or of the institution or threat of institution of any proceedings for that purpose;

(g)
the Corporation will promptly, and in any event within any applicable time limitation, comply to the reasonable satisfaction of the Underwriters and the Underwriters' counsel with Applicable Securities Laws of the Selling Jurisdictions with respect to any material change, change, occurrence or event of the nature referred to in subparagraphs 7(e) and 7(f) above;

(h)
the Corporation will use the proceeds from the issuance and sale of the Flow-Through Shares, directly or indirectly, to finance exploration activities on the Corporation's Canadian oil and gas properties;

(i)
the Corporation shall deliver to the Underwriters as many copies of the Documents as the Underwriters may reasonably request and such delivery shall constitute the Underwriters' authority to use the Documents (and any amendments thereto) in connection with the offering of the Offered Shares for sale;

(j)
as soon as reasonably possible, and in any event by the Closing Date, the Corporation shall take all such steps as may reasonably be necessary to enable the Offered Shares to be offered for sale and sold on a private placement basis to Subscribers in the Selling Jurisdictions through the Underwriters or any other investment dealers or brokers registered in any of the Selling Jurisdictions by way of the exemptions under Applicable Securities Laws of each of the Selling Jurisdictions set forth in the Subscription Agreements;

(k)
the Corporation shall use its best efforts to maintain its status as a reporting issuer not in default of any Applicable Securities Laws in each of the provinces of British Columbia and Ontario until at least December 31, 2005, provided that the foregoing shall not restrict the ability of the Corporation to complete a merger, sale, acquisition, arrangement or other similar transaction, one of the results of which is that the Corporation ceases to be a reporting issuer in any or all of such provinces;

(l)
subsequent to the Closing Date, the Corporation shall incur, during the Expenditure Period, Qualifying Expenditures in such amount as enables the Corporation to renounce to the Flow-Through Share Subscribers effective on or before December 31, 2004, in accordance with the Tax Act and the Subscription Agreements, Qualifying Expenditures in an amount equal to the Commitment Amount;

(m)
subsequent to the Closing Date, the Corporation will renounce as CEE, in accordance with the Tax Act and the Subscription Agreements, to the Subscribers effective on or before December 31, 2004, Qualifying Expenditures incurred during the Expenditure Period in an amount equal to the Commitment Amount;

(n)
all Qualifying Expenditures renounced to the Subscribers pursuant to the Subscription Agreements will be Qualifying Expenditures incurred by the Corporation that, but for the renunciation to such Subscribers, the Corporation would be entitled to deduct in computing its taxable income for the purposes of Part I of the Tax Act, assuming that it had earned taxable income in the applicable fiscal period;

(o)
the Corporation will refrain from entering into transactions or taking deductions which would otherwise reduce its cumulative CEE to an extent that would preclude a renunciation of Qualifying Expenditures under the Subscription Agreements in an amount equal to the Commitment Amount as contemplated by subparagraphs 7(m) and 7(n) hereof;

(p)	the Corporation will maintain its status as a “principal business corporation” throughout the Expenditure Period;

(q)
the Corporation will, subsequent to the Closing Date, timely file with the Minister of National Revenue the form prescribed under subsection 66(12.68) of the Tax Act together with a copy of the Flow-Through Share Subscription Agreements and any other documents required to be filed pursuant to the Tax Act and will comply with all other requirements of the Tax Act to enable it to incur and renounce Qualifying Expenditures to each of the Flow-Through Share Subscribers in the manner and to the extent set forth in the Flow-Through Share Subscription Agreements, including the timely filing of all forms required under the Tax Act;

(r)
the Corporation will not be subject to the provisions of subsection 66(12.67) of the Tax Act in a manner which impairs its ability to renounce Qualifying Expenditures to the Flow-Through Share Subscribers in an amount equal to the Commitment Amount;

	(s)	the Corporation will duly, faithfully and punctually perform all the obligations to be performed by it and comply with its covenants and agreements hereunder and under the Subscription Agreements.

8.
The obligations of the Underwriters hereunder shall be conditional upon the Underwriters receiving, and the Underwriters shall have the right on the Closing Date on behalf of Subscribers for Offered Shares to withdraw all Subscription Agreements delivered and not previously withdrawn by Subscribers unless the Underwriters receive, on the Closing Date:

(a)
a legal opinion of the Corporation's counsel addressed to the Underwriters, the Underwriters’ counsel and the Subscribers, in form and substance reasonably satisfactory to the Underwriters, with respect to such matters as the Underwriters may reasonably request relating to the offering of the Offered Shares, including, without limitation, that:

(i)
the Corporation has been duly incorporated, and is validly existing under the laws of British Columbia and has all requisite corporate power and capacity to carry on its business as now conducted by it and to own its properties and assets;

(ii)
the Corporation has all requisite corporate power and capacity to enter into this agreement and the Subscription Agreements and to perform its obligations set out herein and therein, and this agreement and the Subscription Agreements have been duly authorized, executed and delivered by the Corporation and constitute legal, valid and binding obligations of the Corporation enforceable against the Corporation in accordance with their respective terms subject to the qualifications set out in subparagraph 6(f) and such other qualifications as Underwriters’ counsel may agree to;

(iii)
the execution and delivery of this agreement and Subscription Agreements and the fulfillment of the terms hereof and thereof by the Corporation, and the performance of and compliance with the terms of this agreement and the Subscription Agreements by the Corporation do not and will not result in a breach of, or constitute a default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will result in a breach of or constitute a default under, (i) any applicable corporate or securities laws of the Province of British Columbia; (ii) any term or provision of the notice of articles or articles, or as far as counsel is aware resolutions of the directors or shareholders of the Corporation, (iii) as far as counsel is aware, any mortgage, note, indenture, contract, agreement (written or oral), instrument, lease or other document to which the Corporation is a party or by which the Corporation is bound on the Closing Date, or (iv) any judgment, decree or order applicable to the Corporation of which counsel is aware, which default or breach might reasonably be expected to materially adversely affect the business, operations, capital or condition (financial or otherwise) of the Corporation (taken as a whole) or its properties or assets;

(iv)	the Offered Shares have been validly issued as fully paid and non-assessable shares;

(v)
the offering, sale, issuance and delivery of the Offered Shares by the Corporation to purchasers in the Selling Jurisdictions are exempt from the prospectus requirements of Applicable Securities Laws in the Selling Jurisdictions and no prospectus or other documents must be filed, proceeding taken or approval, consent or authorization obtained by the Corporation under Applicable Securities Laws in the Selling Jurisdictions to permit the distribution of the Offered Shares to purchasers in the Selling Jurisdictions, provided that the Corporation files, within the time periods stipulated by the Applicable Securities Laws in the Selling Jurisdictions, the reports stipulated by the Applicable Securities Laws in the Selling Jurisdictions, in each case prepared and executed in accordance with Applicable Securities Laws in the Selling Jurisdictions, together with the requisite filing fees, assuming distribution by registrants who comply with the relevant provisions of such Applicable Securities Laws;

(vi)
the issuance of the Offered Shares has been approved by the Toronto Stock Exchange and such shares have been accepted for listing on the Toronto Stock Exchange subject to applicable requirements of the Toronto Stock Exchange;

(vii)
the Flow-Through Shares are flow-through shares as defined in subsection 66(15) of the Tax Act and will not constitute “prescribed shares” for purposes of Regulation 6202.1 of the Regulations of such Act;

and additionally, relating to:

(viii)	the authorized and issued capital of the Corporation;

(ix)	the first trade in the Offered Shares;

and as to all other legal matters as the Underwriters or Underwriters’ counsel may reasonably request, including, compliance with Applicable Securities Laws in the Selling Jurisdictions in any way connected with the creation, issuance, sale and delivery of the Offered Shares, and the first trade of the Offered Shares.

It is understood that counsel may rely on the opinions of local counsel acceptable to them as to matters governed by the laws of jurisdictions other than British Columbia or Canada and on certificates of officers of the Corporation, public authorities and the auditors of the Corporation and the registrar and transfer agent of the Corporation's Common Shares as to relevant matters of fact. It is further understood that the Underwriters' counsel may rely on the opinion of the Corporation's counsel as to matters which specifically relate to the Corporation and the Offered Shares, including the creation and issuance of the Offered Shares;

(b)	a certificate of the Corporation dated the Closing Date, addressed to the Underwriters and signed on the Corporation's behalf by its Chief Executive Officer and Chief Financial

Officer or other senior officers of the Corporation satisfactory to the Underwriters, certifying on behalf of the Corporation and not in their personal capacities that:

(i) the Corporation has complied with and satisfied all terms and conditions of this agreement on its part to be complied with or satisfied at or prior to the Closing Time;

(ii) the representations and warranties of the Corporation set forth in this agreement are true and correct at the Closing Time, as if made at such time;

(iii)
no event of a nature referred to in subparagraphs 13(a), (b) (d) or (f) has occurred or to the knowledge of such officer is pending, contemplated or threatened (excluding with respect to subparagraphs (b) and (d) any obligation to make a determination as to the Underwriters' opinion); and

(iv)
the Corporation has made and/or obtained on or prior to the Closing Time, all necessary filings, approvals, consents and acceptances of applicable regulatory authorities and under any applicable agreement or document to which the Corporation is a party or by which it is bound, required for the execution and delivery of this Agreement, the offering and sale of the Offered Shares and the consummation of the other transactions contemplated hereby (subject to completion of filings with certain regulatory authorities following the Closing Date);

(c)
the Underwriters shall be satisfied that Subscribers that acquire Offered Shares under the offering contemplated hereby will be able to take advantage of, and the Offered Shares may be resold in accordance with, subsection 2.5(2) of MI 45-102 such that the Offered Shares will be subject only to a four month hold period under MI 45-102;

(d)
definitive certificates representing, in the aggregate, all of the Offered Shares issued on the Closing Date registered in such name or names as the Underwriters shall notify the Corporation in writing not less than twenty-four (24) hours prior to the Closing Time;

	(e)	executed copies of the Subscription Agreements accepted by the Corporation, each in form and substance reasonably satisfactory to the Underwriters and the Underwriters' counsel; and

	(f)	an executed undertaking from each of the officers and directors of the Corporation as contemplated in Section 38 hereof.

9.
The sale of the Offered Shares shall be completed at the Closing Time at the offices of Corporation's counsel in Vancouver, British Columbia or at such other place as the Corporation and the Underwriters may agree. Subject to the conditions set forth in paragraph 8, the Underwriters, on the Closing Date, shall deliver to the Corporation:

	(a)	all completed Subscription Agreements;

(b)
all completed forms, questionnaires and undertakings as required by the Exchanges and any other documentation required by the Exchanges or the Securities Commissions and provided by the Corporation to the Underwriters for such purpose; and

(c)
a certified cheque(s) or bank draft(s) payable to the Corporation at par in Vancouver in an amount equal to the aggregate amount of all of those subscriptions delivered to the Corporation by the Underwriters and accepted by the Corporation (or effect payment in such other manner as the Corporation and the Underwriters may agree);

against delivery by the Corporation of the certificates referred to in subparagraph 8(d) and a certified cheque or bank draft payable to Octagon Capital Corporation in an amount equal to the Underwriters’ Fee and expenses payable by the Corporation to the Underwriters pursuant to paragraphs 10 and 11, to be delivered at the Closing Time. The Corporation may not reject any properly completed Subscription Agreement unless the number of Offered Shares subscribed for pursuant to the Subscription Agreements and tendered by the Underwriters exceeds the maximum number of Offered Shares to be sold under this agreement or unless the distribution cannot be completed in accordance with Applicable Securities Laws.

10.
In consideration for services of the Underwriters hereunder, the Corporation agrees to pay at the Closing Time to the Underwriters a fee (the “Underwriters’ Fee”) equal to 6% of the gross proceeds of the offering, being the amount of $0.336 for each Flow-Through Share and $0.273 for each Option Share subscribed for (including any Offered Shares purchased by the Underwriters as principal) for which the Underwriters tender a Subscription Agreement to the Corporation and which subscription is accepted by the Corporation.

11.
Whether or not the transactions contemplated herein shall be completed, all costs and expenses of or incidental to the creation, issuance and distribution of the Offered Shares shall be borne by the Corporation, including, without limitation, the fees and expenses of the Corporation's counsel, the fees and expenses of agent counsel retained by the Corporation's counsel, the fees and expenses of the Corporation's auditors, the fees of the Exchanges and the out-of-pocket expenses of the Underwriters and the fees of the Underwriters’ counsel, to a maximum of $50,000 (before legal disbursements estimated at $2,500 and applicable taxes). The aggregate amount of $52,500 plus G.S.T. in the amount of $3,675 shall be paid to Octagon Capital Corporation upon closing as an initial estimate of the out-of-pocket expenses of the Underwriter and the fees and disbursements of the Underwriters’ counsel, such amount to be disbursed by Octagon Capital Corporation upon receipt of invoice with the shortfall, if any, to be paid by the Corporation and the excess funds, if any, to be returned to the Corporation. The Underwriters may, at their election retain the amount of $56,175 from the proceeds for the Option Shares to be disbursed as contemplated herein. Octagon will provide the Corporation with a written reconciliation of the expenses incurred.

12.
All representations, warranties, covenants, terms and conditions of this agreement shall be construed as conditions, and any material breach or failure to comply with any such representation, warranty, covenant, term or condition shall entitle the Underwriters to terminate its obligation to distribute the Offered Shares by written notice to that effect given to the Corporation prior to the Closing Date. The Underwriters may waive in whole or in part any breach of, default under or non compliance with any representation, warranty, term or condition hereof on the part of the Corporation, or extend the time for compliance therewith, without prejudice to any of its rights in respect of any other representation, warranty, term or condition hereof or any other breach of, default under or non compliance with any other representation, warranty, term or condition hereof, provided that any such waiver or extension shall be binding on the Underwriters only if the same is in writing.

13.	Each Underwriter may terminate its obligations hereunder, by written notice to the Corporation, in the event that after the date hereof and at or prior to the Closing Time:

(a)
any order to cease or suspend trading in any securities of the Corporation, or prohibiting or restricting the distribution of the Common Shares is made, or proceedings are announced or commenced for the making of any such order, by any securities commission or similar regulatory authority, the Exchanges or by any other competent authority, which has not been rescinded, revoked or withdrawn;

(b)
there should occur or commence, or be announced or threatened, any inquiry, action, suit, investigation or other proceeding (whether formal or informal) or any order is issued by any governmental authority (including any securities commission or similar regulatory authority and the Exchange) or any law or regulation is promulgated, changed or announced or the interpretation or administration thereof is effected or announced which relates to or, in the opinion of the Underwriter acting reasonably, affects, directly or indirectly, the Corporation or any of its directors or senior officers which, in the opinion of the Underwriter, acting reasonably, is expected to prevent or materially restrict the trading in or the distribution of the Offered Shares or would be expected to have a material adverse effect on the market price or value of, or the marketability of, the Common Shares;

(c)
there should develop, occur or come into effect or existence any event, action, state, condition or financial occurrence of national or international consequence, acts of hostility or escalation thereof, or any other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, or any governmental action, law, regulation, inquiry or other occurrence of any nature whatsoever or change in the financial markets which in the opinion of the Underwriter, acting reasonably, materially adversely affects or involves, or will materially adversely affect or involve, the financial markets or the business, operations or affairs of the Corporation or the marketability of the Common Shares;

(d)
there should occur any material change, change of a material fact, occurrence or event of the nature referred to in subsection 7(e) with respect to the Corporation which, in the opinion of the Underwriter, acting reasonably, could be expected to have a material adverse effect on the business, operations or affairs of the Corporation, or on the market price or value of the Common Shares or the marketability of the Offered Shares;

(e)	the state of the financial markets in any of the Selling Jurisdictions is such that in the opinion of the Underwriters, acting reasonably, the Common Shares cannot be marketed profitably;

(f)
the Underwriter, acting reasonably, determines that the Corporation shall be in breach of, default under or non-compliance with any material covenant, representation, warranty, term or condition contained in this Agreement or the Subscription Agreements or in any certificate or document delivered pursuant to or contemplated by this Agreement or the Subscription Agreements; or

(g)
the Underwriter shall become aware, as a result of its due diligence review or otherwise, that there exists any fact or circumstance not disclosed in the Public Record which would, in the Underwriter’s sole opinion, acting reasonably, constitute a material adverse change in respect of the Corporation or have a significant adverse effect on the market price or value of, or the investment quality or marketability of, the Common Shares; or

(h)
the Underwriter shall determine that the responses provided by the Corporation at the Due Diligence Session contained information which would have, in the sole opinion of the Underwriter, acting reasonably, a material adverse effect on the market price or value of the Common Shares or the Corporation;

in any of which cases, the Underwriter shall be entitled, at its option, to terminate and cancel its obligations to the Corporation under this agreement and the obligations of any purchaser under any Subscription Agreement by written notice to that effect given to the Corporation prior to the Closing. In the event of any such termination pursuant to the provisions of this Section 13 by any one of the Underwriters, the other Underwriters shall be deemed contemporaneously to have terminated their obligations under this agreement unless any such other Underwriter shall, within 24 hours after notice of termination is given, notify the Corporation to the effect that it is assuming the obligations of the Underwriter(s) terminating their obligations. In the event of any such termination, the Corporation's liabilities to the Underwriter(s) who has so terminated shall be at an end except for any liability of the Corporation provided for in this agreement which by its terms survives termination.

14.
The Underwriters may exercise any or all of the rights provided for in paragraphs 8, 12 or 13 notwithstanding any material change, change, event or state of facts and notwithstanding any act or thing taken or done by the Underwriters or any inaction by the Underwriters, whether before or after the occurrence of any material change, change, event or state of facts including, without limitation, any act of the Underwriters taken in good faith and related to the offering of the Offered Shares for sale and any act taken in good faith by the Underwriters shall only be considered to have waived or caused them to be estopped from exercising or relying upon any of their rights under or pursuant to paragraphs 8, 12 or 13 if such waiver or estoppel is in writing and specifically waives or estops such exercise or reliance.

15.
Any termination pursuant to the terms of this agreement shall be effected by notice in writing delivered to the Corporation prior to the Closing Time, provided that no termination shall discharge or otherwise affect any obligation of the Corporation under paragraphs 11 and 17 through 26 inclusive. The rights of the Underwriters, or any of them, to terminate their obligations hereunder are in addition to, and without prejudice to, any other remedies they may have.

16.
It is understood that all representations, warranties, terms and conditions herein or contained in certificates or documents submitted pursuant to or in connection with the transactions contemplated herein shall survive the payment for the Offered Shares and the termination of this agreement and shall continue in full force and effect for the benefit of the Underwriters and the Corporation regardless of any investigation by or on behalf of the Underwriters or the Corporation with respect thereto.

17.
The Corporation (the “Indemnitor”) shall indemnify and save harmless the Underwriters and their respective affiliates, shareholders, directors, officers, partners, employees and agents (collectively the “Indemnified Parties”) from and against all actual or threatened claims, actions, suits, investigations and proceedings (collectively “Proceedings”) and all demands, losses (other than loss of profits), expenses, costs, fees, damages, obligations, payments and liabilities (collectively “Liabilities”) (including without limitation all statutory duties and obligations, all amounts paid to settle any action or to satisfy any judgment or award and all legal fees and disbursements actually incurred) which now or any time hereafter are suffered or incurred, whether under the provisions of any statute or otherwise, by reason of any event, act or omission in any way connected, directly or indirectly, with:

(a)
any information or statement contained in the Subscription Agreements or the Public Record (other than any information or statement relating solely to the Underwriters and furnished to the Corporation by the Underwriters expressly for inclusion in the Subscription Agreements or the Public Record), which is or is alleged to be untrue or any omission or alleged omission to provide any information or state any fact the omission of which makes or is alleged to make any such information or statement untrue or misleading in light of the circumstances in which it was made;

(b)
any misrepresentation or alleged misrepresentation contained in any of the responses provided to the Underwriters by the Corporation or its directors, officers or employees in the Due Diligence Session;

(c)
any misrepresentation or alleged misrepresentation (except a misrepresentation which is based upon information relating solely to the Underwriters and furnished to the Corporation by the Underwriters expressly for inclusion in the Subscription Agreements or the Public Record) contained in the Subscription Agreements or the Public Record;

(d)
any prohibition or restriction of trading in the securities of the Corporation or any prohibition or restriction affecting the distribution of the Offered Shares imposed by any competent authority if such prohibition or restriction is based on any misrepresentation or alleged misrepresentation of a kind referred to in subparagraph 17(b);

(e)
any order made or any inquiry, investigation (whether formal or informal) or other proceeding commenced or threatened by any one or more competent authorities (not based upon the activities or the alleged activities of the Underwriters or its banking or selling group members, if any) relating to or materially affecting the trading or distribution of the Offered Shares; or

(f)
any breach of, default under or non compliance by the Corporation with any representation, warranty, term or condition of this agreement, the Subscription Agreements or any requirement of Applicable Securities Laws;

provided that in the event and to the extent that a court of competent jurisdiction in a final judgment from which no appeal can be made or a regulatory authority in a final ruling from which no appeal can be made shall determine that such Proceedings or Liabilities resulted from the gross negligence, fraud, or wilful misconduct of the Indemnified Party claiming indemnity or such Indemnified Party shall be in breach of, default under or non-compliance with any material representation, warranty, term, condition or covenant of this agreement, this indemnity shall not apply.

18.
The Corporation hereby waives its right to recover contribution from the Underwriters with respect to any liability of the Corporation by reason of or arising out of any misrepresentation in the Public Record provided, however, that such waiver shall not apply in respect of liability caused or incurred by reason of or arising out of any misrepresentation which is based upon information relating solely to the Underwriters contained in such document and furnished to the Corporation by the Underwriters expressly for inclusion in such document.

19.
If any Proceeding is brought, instituted or threatened against any Indemnified Party which may result in a claim for indemnification under this agreement, such Indemnified Party shall promptly after receiving notice thereof notify the Corporation of the nature of such claim, in writing, and the Corporation shall be entitled (but not required) to assume conduct of the defence thereof and retain counsel on behalf of the Indemnified Party who is reasonably satisfactory to the

Indemnified Party, to represent the Indemnified Party in such Proceeding and the Corporation shall pay the fees and disbursements of such counsel and all other expenses of the Indemnified Party relating to such Proceeding as incurred. Failure to so notify the Corporation shall not relieve the Corporation from liability except and only to the extent that the failure materially prejudices the Corporation. If the Corporation assumes conduct of the defence for an Indemnified Party, the Indemnified Party shall, subject to a situation involving a conflict of interest as described in paragraph 20 wherein counsel to the Indemnified Party advises such action would be prejudicial to the interests of the Indemnified Party, fully cooperate in the defence including without limitation the provision of documents, appropriate officers and employees to give witness statements, attend examinations for discovery, make affidavits, meet with counsel, testify and divulge all information reasonably required to defend or prosecute the Proceedings.

20.	In any such Proceeding the Indemnified Party shall have the right to employ separate counsel and to participate in the defence thereof if:

(a)
the Indemnified Party has been advised in writing by counsel that there may be a reasonable legal defence available to the Indemnified Party that is different from or in addition to those available to the Corporation or that a conflict of interest exists which makes representation by counsel chosen by the Corporation not advisable;

	(b)	the Indemnitor has not assumed the defence of the Proceeding and employed counsel therefor reasonably satisfactory to the Indemnified Party within ten (10) days after receiving notice thereof; or

	(c)	employment of such other counsel has been authorized by the Corporation;

in which event the fees and disbursements of such counsel (on a solicitor and his client basis) shall be paid by the Corporation it being understood, however, that the Corporation shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to any local or special counsel) for all such Indemnified Parties.

21.
No admission of liability and no settlement of any Proceeding shall be made without the consent of the Indemnified Parties affected, such consent not to be unreasonably withheld. No admission of liability shall be made by an Indemnified Party without the consent of the Indemnitor, such consent not to be unreasonably withheld, and the Indemnitor shall not be liable for any settlement of any Proceeding made without their consent, such consent not to be unreasonably withheld.

22.
In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this agreement is due in accordance with its terms but is (in whole or in part), for any reason, held by a court to be unavailable from the Corporation on the grounds of policy or otherwise, each of the Corporation and the party or parties seeking indemnification shall contribute to the aggregate Liabilities (or Proceedings in respect thereof) to which they may be subject or which they may suffer or incur:

(a)
in such proportion as is appropriate to reflect the relative benefit received by the Corporation on the one hand and by the party or parties seeking indemnification on the other hand, from the offering of the Offered Shares; or

	(b)	if the allocation provided by subparagraph (a) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in subparagraph (a) above but also to reflect the relative fault of the party or parties seeking indemnity, on the one hand, and the parties from whom indemnity is sought, on the other hand, in connection with the statement, omission, misrepresentation or alleged misrepresentation, order, inquiry, investigation or other matter or thing which resulted in such Liabilities, as well as any other relevant equitable considerations.

The relative benefits received by the Corporation, on the one hand, and the Underwriters, on the other hand, shall be deemed to be in the same proportion that the total proceeds of the offering received by the Corporation (net of fees but before deducting expenses) bear to the fees received by the Underwriters. The relative fault of the Corporation, on the one hand, and of the Underwriters, on the other hand, shall be determined by reference, among other things, to whether the misrepresentation or alleged misrepresentation, order, inquiry, investigation or other matter referred to in paragraph 17 hereof relates to information supplied or which ought to have been supplied by the Corporation or the Underwriters, or steps or actions taken or done or which ought to have been taken or done on behalf of the Corporation or the Underwriters and the parties' relevant intent, knowledge, access to information and opportunity to correct or prevent such misrepresentation or alleged misrepresentation, order, inquiry, investigation or other matter referred to in paragraph 17 hereof.

The amount paid or payable by the Corporation as a result of any Proceedings or Liabilities shall, without limitation, include any legal or other expenses reasonably incurred by the Indemnified Person in connection with investigating or defending such liabilities, claims, demands, losses, costs, damages and expenses (or claims, actions, suits or proceedings in respect thereof), whether or not resulting in any action, suit, proceeding or claim.

The Corporation agrees that it would not be just and equitable if contributions pursuant to this agreement were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraphs.

Any liability of the Underwriters under this paragraph 22 shall be limited to the amount of the cash fees received by the Underwriters pursuant to paragraph 10 hereof.

23.
The rights to indemnify and right of contribution provided in the foregoing paragraphs shall be in addition to and not in derogation of any other right to contribution which the Indemnified Parties may have by statute or otherwise at law or in equity. The Indemnitor waives all rights of contribution that it may have against an Indemnified Party relating to any Liability in respect of which the Indemnitor has agreed to indemnify such Indemnified Party hereunder.

24.
It is the intention of the Corporation to constitute the Underwriters as trustee for the Indemnified Parties for the purposes of paragraphs 17 to 23 inclusive and the Underwriters shall be entitled, as trustee, to enforce such covenants on behalf of any other Indemnified Persons.

25.
If any Proceeding is brought in connection with the transactions contemplated by this agreement and the Underwriters (or any of them) is required to testify in connection therewith or are required to respond to procedures designed to discover information relating thereto, the Corporation shall pay to the Underwriters reasonable fees at the normal per diem rate for their directors, officers, partners, employees and agents involved in preparation for and attendance at such Proceeding or in so responding provided that such Proceeding is not caused by or is the result of the negligence, fraud or wilful misconduct of an Indemnified Party. Any other reasonable costs and out-of-pocket expenses incurred by it in connection therewith will be paid by the Corporation as they are incurred against presentation of invoices for such costs and expenses.

26.
The obligations under the indemnity and right of contribution provided herein shall apply whether or not the transactions contemplated by this agreement are completed and shall survive the completion of the transactions contemplated under this agreement and the termination of this agreement.

27.	Any notice or other communication to be given hereunder shall, in the case of notice to be given to the Corporation, be addressed to:

Dynamic Oil & Gas, Inc. 230-10991 Shellbridge Way
Richmond, British Columbia V6X 3C6

Attention: Mr. Wayne J. Babcock, President and Chief Executive Officer Facsimile No.: (604) 214-0551

with a copy to:

Irwin, White & Jennings 2620-1055 West Georgia Street Vancouver, British Columbia V6E 3R5

Attention: David Jennings, Partner Facsimile No.: (604) 689-2806

and in the case of notice to be given to the Underwriters, addressed to:

Octagon Capital Corporation Suite 400, 181 University Avenue Toronto, Ontario M5H 3M7

Attention: John Palumbo, President & CEO Facsimile No.: (416) 368-1982

and:

Raymond James Ltd.
Suite 2500, 707-8th Avenue SW Calgary, Alberta T2P 1H5

Attention: Edward J. Bereznicki, Senior Vice-President, Investment Banking Facsimile No.: (403) 509-0535

with a copy to:

Burstall Winger LLP Barristers and Solicitors 3100, 324 - 8th Avenue S.W. Calgary, Alberta T2P 2Z2

Attention: Harley L. Winger Facsimile No.: (403) 266-6016

or to such other address as the party may designate by notice given to the others. Each communication shall be personally delivered to the addressee or sent by facsimile transmission to the addressee, and:

(a)
a communication which is personally delivered shall, if delivered before 4:30 p.m. (Vancouver time) on a Business Day, be deemed to be given and received on that day and, in any other case be deemed to be given and received on the first Business Day following the day on which it is delivered; and

(b)
a communication which is sent by facsimile transmission shall, if sent on a Business Day before 4:30 p.m. (Calgary time), be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the first business day following the day on which it is sent.

28.
The Corporation agrees that, from the date hereof and ending on the date that is 120 days following the Closing Date, it will not offer, or announce the offering of, or make or announce any agreement to issue, sell, or exchange Common Shares or securities convertible or exchangeable into Common Shares at a price of less than $4.55 per share without the prior consent of Octagon Capital Corporation, not to be unreasonably withheld, provided that notwithstanding the foregoing, the Corporation may issue Common Shares on exercise of existing instruments outstanding on the date hereof and as represented herein and grant options to directors, officers, or employees of the Corporation and issue Common Shares on exercise thereof subject to board approved option incentive programs, without such consent.

29.
The Corporation: (i) acknowledges and agrees that each of the Underwriters has certain statutory obligations as registrant under the Applicable Securities Laws and has fiduciary relationships with its clients; and (ii) consents to each of the Underwriters acting hereunder while continuing to act for its clients. To the extent that any of the Underwriter's statutory obligations as registrant under Applicable Securities Laws or fiduciary relationships with its clients conflicts with its obligations hereunder, the Underwriter shall be entitled to fulfil its statutory obligations as a registrant under Applicable Securities Laws and its duties to its clients. Nothing in this agreement shall be interpreted to prevent each Underwriter from fulfilling its statutory obligations as a registrant under Applicable Securities Laws or to act as a fiduciary of its clients.

30.
The Underwriters shall, upon written notice to the Corporation not less than two (2) business days prior to the Closing Time, have the option to purchase up to 400,000 Common Shares at a price of $4.55 per share for additional gross proceeds of up to $1,820,000 (the “Underwriters' Option”). The Underwriters' Option granted to the Underwriters pursuant to this paragraph 30 may be exercised by the Underwriters in whole or in part, and, in the event that the Underwriters' Option is exercised by the Underwriters and agreed to by the Corporation, references in this agreement to Offered Shares shall be and be deemed to include a reference to the Common Shares in respect of which the Underwriters' Option is exercised.

31.
The Corporation shall be entitled to and shall act on any notice, waiver, extension or communication given by or on behalf of the Underwriters by Octagon Capital Corporation, which shall represent the Underwriters and which will have the authority to bind the Underwriters in respect of all matters hereunder, except in respect of any settlement under Sections 17 or 22, or any matter referred to in Section 13.

32.	The obligations of the Underwriters hereunder are several and not joint nor joint and several in that:

(a) each of the Underwriters shall be obligated to purchase only the percentage of the total number of Offered Shares set opposite their name set forth in this Section 32;

(b)
if any of the Underwriters has not purchased its applicable percentage of the total number of Offered Shares and the others shall be willing to purchase its own applicable percentage of the total number of Offered Shares, such others shall be relieved of their obligations hereunder;

provided that notwithstanding the provisions of subsection (b) of this Section, the Underwriter who shall be willing and able to purchase its applicable percentage of the total number of Offered Shares shall have the right, but not the obligation, to purchase the number of Offered Shares not purchased by the other Underwriter. Nothing in this Section 32 shall obligate the Corporation to sell less than 2,000,000 Offered Shares.

The applicable percentage of the total number of Offered Shares which each of the Underwriters shall be separately obligated to purchase is as follows:

Octagon Capital Corporation                              60%
Raymond James Ltd.                                            40%

33.
The Corporation acknowledges and agrees that it is the intention of the parties hereto and the Corporation hereby constitutes the Underwriters as trustee for each of the Subscribers in respect of each of the covenants, agreements and representations and warranties of the Corporation contained herein and the Underwriters shall be entitled, as trustee, in addition to any rights of the Subscribers, to enforce such covenants, agreements and representations and warranties on behalf of the Subscribers.

34.
If one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this agreement, but this agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

35.	This agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

36.	Time shall be of the essence of this agreement.

37.	This agreement may be executed in one or more counterparts each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement.

38.
The Corporation agrees that officers and directors of the Corporation shall not sell Common Shares from the time of execution of this agreement up to and inclusive of the period which is four (4) months following Closing without the written consent of Octagon Capital Corporation, which consent shall not be unreasonably withheld (including without limitation, Common Shares issued upon the exercise of options with terms expiring within four (4) months of closing) and agrees to use its best efforts to have each of the officers and directors execute an Undertaking in the form attached hereto as Schedule “D”.

39.
It is understood that the terms and conditions of this agreement supersede any previous verbal or written agreement between the Underwriters and the Corporation in respect of the offer for sale by the Corporation of Offered Shares, including the letter agreement dated April 29, 2004.

If the foregoing is in accordance with your understanding and is agreed to by you, please confirm your acceptance by signing the enclosed copies of this letter at the place indicated and returning same to Octagon Capital Corporation.

OCTAGON CAPITAL CORPORATION

Per:	/s/ John Palumbo
John Palumbo, President & CEO

RAYMOND JAMES LTD.

Per:	/s/ Edward J. Bereznicki
Edward J. Bereznicki, Senior Vice-
President, Investment Banking

ACCEPTED AND AGREED to as of the 19th day of May, 2004.

DYNAMIC OIL & GAS, INC.

Per:	/s/ Wayne J. Babcock
Wayne J. Babcock, President and Chief Executive Officer

SCHEDULE “A”

LIST OF MATERIAL CONTRACTS

1.	Gross Overriding Royalty Repurchase Agreement dated July 6, 2003 between the Corporation and Wayne Babcock.

2.	Gross Overriding Royalty Repurchase Agreement dated July 6, 2003 between the Corporation and Donald Umbach.

3.	Gross Overriding Royalty Repurchase Agreement dated July 6, 2003 between the Corporation and James Britton.

4.	Purchase and Sale Agreement dated June 26, 2001 among the Corporation, Fletcher Challenge Oil & Gas Inc., Trioco Resources Inc. and Energy North Inc.

5.	Contribution, Mutual Interest and Exclusion Agreement dated June 29, 2001 among the Corporation, Trioco Resources Inc. and Energy North Inc.

SCHEDULE “B”

LIST OF EMPLOYMENT AGREEMENTS

1.	Agreement dated July 11, 2000 with Wayne Babcock.

2.	Agreement dated July 11, 2000 with Donald Umbach.

3.	Agreement dated July 11, 2000 with James Britton.

4.	Agreement dated July 11, 2000 with Michael Bardell.

5.	Agreement dated March 5, 2001 with David Grohs.

6.	Agreement dated March 12, 2001 with Jonathan White.

SCHEDULE “C”

SWAPS

Nil.

SCHEDULE “D”

UNDERTAKING

TO:	OCTAGON CAPITAL CORPORATION AND RAYMOND JAMES LTD. (the “Underwriters)

RE:	Offering of 2,000,000 “Flow-Through” Common Shares of Dynamic Oil & Gas, Inc. (the “Corporation”) Closing on or About May 19, 2004, (the “Private Placement”)

                     The undersigned, being a director and/or officer of the Corporation, as indicated below, hereby undertakes to the Underwriters not to sell any common shares or instruments convertible into common shares in the capital of the Corporation during the period up to and including 120 days from the date of closing (“Closing”) of the Private Placement, without the written consent of Octagon Capital Corporation, not to be unreasonably withheld.

                     The undersigned acknowledges that this Undertaking is provided in connection with an Underwriting Agreement between the Corporation and the Underwriters (the “Underwriting Agreement”) and that the delivery of this Undertaking at Closing is a material term of the Underwriting Agreement.

DATED the _____ day of May, 2004.

Signature

Print Name

Position(s) with Dynamic Oil & Gas, Inc.